Exhibit 4.2

CERTIFICATE AS TO ACTIONS TAKEN BY OFFICER

OF SOUTHERN CALIFORNIA EDISON COMPANY

Adopted December 1, 2021

RE:	CREATION AND ISSUANCE OF ONE NEW SERIES OF FIRST AND REFUNDING MORTGAGE BONDS

WHEREAS, by resolution adopted on April 22, 2020 entitled “Resolution Re: Authorization of Increase in Short-Term Borrowings” (the “Resolution”), the Audit and Finance Committee (“AFC”) of the Board of Directors of this corporation, respectively delegated to the undersigned officer the authority to authorize and create an additional bonded indebtedness of this corporation to be represented by one new series of its First and Refunding Mortgage Bonds, Series 2021L (the “Series 2021L Bonds”) and take all other actions necessary to create the Series 2021L Bonds and cause the Series 2021L Bonds to be issued, sold, and delivered;

WHEREAS, by the Resolution, the AFC acting pursuant to authority delegated to them by such Board of Directors, delegated to the undersigned officer the authority to authorize and create additional bonded indebtedness of this corporation; and

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the Resolution and the Trust Indenture dated as of October 1, 1923, between this corporation and The Bank of New York Mellon Trust Company, N.A. (successor to Harris Trust and Savings Bank) and D. G. Donovan (successor to Pacific-Southwest Trust & Savings Bank), as Trustees, as amended and supplemented, including as supplemented or proposed to be supplemented by the One Hundred Forty-Ninth Supplemental Indenture (the “Supplemental Indenture” and collectively, the “Trust Indenture”), the undersigned officer hereby executes and delivers this certificate and takes the actions set forth herein.

BE IT FURTHER RESOLVED, that the undersigned officer hereby authorizes and creates an authorized bonded indebtedness of this corporation in the initial aggregate principal amount of $550,000,000, which shall be an increase of, and in addition to, all presently existing authorized bonded indebtedness of this corporation, and which shall be represented by the Series 2021L Bonds.

BE IT FURTHER RESOLVED, that the President or any Vice President and the Secretary or any Assistant Secretary of this corporation are authorized and directed, pursuant to the provisions of Section 1 of Article Two of the Trust Indenture, to sign and present to The Bank of New York Mellon Trust Company, N.A., as Trustee, a certificate stating that the authorized bonded indebtedness of this corporation has been so increased.

BE IT FURTHER RESOLVED, that each of the Chairman of the Board, the Chief Executive Officer, the President, the Senior Vice President and Chief Financial Officer, the Vice President and Treasurer, or any Assistant Treasurer, or any of them acting alone, is authorized and directed to execute and deliver the One Hundred Forty-Ninth Supplemental Indenture, in such form as the officer acting may approve, such approval to be evidenced by the execution thereof, and to cause this corporation to perform all of its obligations under the One Hundred Forty-Ninth Supplemental Indenture.

BE IT FURTHER RESOLVED, that, subject to the execution and delivery of the Supplemental Indenture, the Series 2021L Bonds, to be issued under and secured by the Trust Indenture, are hereby created in the initial aggregate principal amount of $550,000,000, and the Series 2021L Bonds are hereby designated as “First and Refunding Mortgage Bonds, Series 2021L, Due 2022”; the Series 2021L Bonds shall be dated as of their date of issuance, shall mature on December 2, 2022 and shall bear interest from December 3, 2021, at an annual rate equal to Compounded SOFR, determined as described below, plus 0.47% (the “Margin”), payable on March 2, 2022, June 2, 2022, September 2, 2022 and December 2, 2022 , beginning on March 2, 2022 (each, an “Interest Payment Date”). The principal of and premium, if any, and interest on the Series 2021L Bonds shall be payable at the offices of The Bank of New York Mellon Trust Company, N.A., in Chicago, Illinois, or at such other agency or agencies as may be designated by this corporation; all principal, premium, if any, and interest shall be payable in such coin or currency of the United States of America as at the time of payment shall be legal tender for public and private debts; the Series 2021L Bonds shall be transferable only on the books of this corporation at the places designated above for the payment of the principal of and premium, if any, and interest on the Series 2021L Bonds, or at such other agency or agencies as may be designated by this corporation; the Series 2021L Bonds shall be issuable only as fully registered bonds, without coupons, in denominations of $1,000 and integral multiples of $1,000 in excess thereof; the definitive Series 2021L Bonds shall be numbered from R-1 upward; and the definitive Series 2021L Bonds, and the Certificate of Authentication to be endorsed upon each of the Series 2021L Bonds; and shall be substantially in the following form with such legends thereon and changes therein as may be deemed necessary or appropriate by the officer or officers executing the same, and the blanks therein to be properly filled:

(Form of Definitive Series 2021L Bond)

SOUTHERN CALIFORNIA EDISON COMPANY

First and Refunding Mortgage Bonds, Series 2021L, Due 2022

No. ____	$_____________

SOUTHERN CALIFORNIA EDISON COMPANY, a corporation organized and existing under and by virtue of the laws of the State of California (hereinafter called the “Company”), for value received, hereby promises to pay to _____________________, the registered owner hereof, the principal sum of $550,000,000 on December 2, 2022, and to pay interest on the unpaid principal amount hereof to the registered owner hereof from December 3, 2021, until said principal sum shall be paid, at an annual rate equal to Compounded SOFR, determined as described below, plus 0.47% (the “Margin”), payable on March 2, 2022, June 2, 2022, September, 2, 2022 and December 2, 2022 (each, an “Interest Payment Date”), beginning March 2, 2022. Such interest shall be paid to the person in whose name this Bond is registered at the close of business on (1) the business day immediately preceding the Interest Payment Date if this Bond is in book-entry only form, or (2) the 15th calendar day before each Series Interest Payment Date if this Bond is not in book-entry only form.

Interest on this Bond will accrue from and including the date of original issuance to but excluding the first Interest Payment Date. Starting on the first Interest Payment Date, interest on this Bond will accrue from and including the last Interest Payment Date to which the Company has paid, or duly provided for the payment of, interest on this Bond to but excluding the next succeeding Interest Payment Date. No interest will accrue on this Bond for the day that this Bond matures. The amount of interest payable for any period will be computed on the basis of a 360-day year and the actual number of days in the Observation Period (as defined below).

If any Interest Payment Date falls on a day that is not a business day, as defined below, the Company will make the interest payment on the next succeeding business day unless that business day is in the next succeeding calendar month, in which case (other than in the case of the maturity date) the Company will make the interest payment on the immediately preceding business day. If an interest payment is made on the next succeeding business day, no interest will accrue as a result of the delay in payment.

Compounded SOFR. “Compounded SOFR” will be determined by the calculation agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):

(	SOFR IndexEnd	– 1)	x	360
	SOFR IndexStart			dc

where:

“SOFR IndexStart” = For periods other than the initial interest period, the SOFR Index value on the preceding Interest Payment Determination Date, and, for the initial interest period, the SOFR Index value two U.S. Government Securities Business Days before the initial issue date;

“SOFR IndexEnd” = The SOFR Index value on the Interest Payment Determination Date relating to the applicable Interest Payment Date (or, in the final interest period, relating to the maturity date); and

“dc” is the number of calendar days in the relevant Observation Period.

For purposes of determining Compounded SOFR:

“Interest Payment Determination Date” means the date two U.S. Government Securities Business Days before each Interest Payment Date.

“Observation Period” means, in respect of each interest period, the period from, and including, the date that is two U.S. Government Securities Business Days preceding the first date in such interest period to, but excluding, the date that is two U.S. Government Securities Business Days preceding the Interest Payment Date for such interest period (or in the final interest period, preceding the applicable maturity date).

“SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1)

the SOFR Index value as published by the SOFR Administrator (as defined below) as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); provided that:

(2)

if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable Provisions” described below; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “Effect of Benchmark Transition Event” provisions described below.

“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Notwithstanding anything to the contrary in the documentation relating to the bonds, if SCE (or its Designee) determines on or prior to the relevant Reference Time (as defined below) that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth below under “Effect of Benchmark Transition Event” will thereafter apply to all determinations of the rate of interest payable on the bonds.

For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate for each interest period on the bonds will be an annual rate equal to the sum of the Benchmark Replacement and the Margin.

SOFR Index Unavailable Provisions. If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If SOFR does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

Effect of Benchmark Transition Event

Benchmark Replacement

If we (or our Designee) determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the bonds in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes

In connection with the implementation of a Benchmark Replacement, we (or our Designee) will have the right to make Benchmark Replacement Conforming Changes from time to time.

Decisions and Determinations

Any determination, decision or election that may be made by us (or our Designee) pursuant this subsection “Effect of Benchmark Transition Event,” including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in our (or our Designee’s) sole discretion, and, notwithstanding anything to the contrary in any documentation relating to the bonds, shall become effective without consent from the holders of the bonds or any other party.

Certain Defined Terms

As used in this subsection “Effect of Benchmark Transition Event,” the following terms have the following meanings:

“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by us (or our Designee) as of the Benchmark Replacement Date:

(1)

the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and
(3)

the sum of: (a) the alternate rate of interest that has been selected by us (or our Designee) as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us (or our Designee) as of the Benchmark Replacement Date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment, (which may be positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and
(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by us (or our Designee) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

The Benchmark Replacement Adjustment shall not include the Margin specified in this prospectus supplement and such Margin shall be applied to the Benchmark Replacement to determine the interest payable on the bonds.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition or interpretation of “interest period”, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenor, and other administrative matters), or any other changes to any other terms or provisions of the bonds, in each case that we (or our Designee) decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we (or our Designee) decide that adoption of any portion of such market practice is not administratively feasible or if we (or our Designee) determine that no market practice for use of the Benchmark Replacement exists, in such other manner as we (or our Designee) determine is reasonably necessary or practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not Compounded SOFR, the time determined by SCE (or its Designee) in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

The principal of and interest on this Bond are payable at the offices of The Bank of New York Mellon Trust Company, N.A., as Trustee, in Chicago, Illinois, or at such other agency or agencies as may be designated by the Company, in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts.

This Bond is one of a series, designated as “Series 2021L, Due 2022,” of a duly authorized issue of bonds of the Company, known as its “First and Refunding Mortgage Bonds,” issued and to be issued in one or more series under and all equally and ratably secured by a Trust Indenture dated as of October 1, 1923, and indentures supplemental thereto, including the One Hundred Forty-Ninth Supplemental Indenture, to be dated as of December 2, 2021, which have been duly executed, acknowledged and delivered by the Company to The Bank of New York Mellon Trust Company, N.A. and D. G. Donovan, or one of their predecessors, as Trustees, to which original indenture and indentures supplemental thereto (collectively, the “Trust Indenture”) reference is hereby made for a description of the property, rights and franchises thereby mortgaged and pledged, the nature and extent of the security thereby created, the rights of the holders of this Bond and of the Trustees in respect of such security, and the terms, restrictions and conditions upon which the bonds are issued and secured.

This Bond may not be redeemed prior to its stated maturity.

If default shall be made in the payment of any installment of principal of or interest on this Bond or in the performance or observance of any of the covenants and agreements contained in the Trust Indenture, and such default shall continue as provided in the Trust Indenture, then the principal of this Bond may be declared and become due and payable as provided in the Trust Indenture.

This Bond is transferable only on the books of the Company at any of the places designated above for the payment of the principal of and premium, if any, or interest on this Bond, or at such other agency or agencies as may be designated by the Company, by the registered owner or by an attorney of such owner duly authorized in writing, on surrender hereof properly endorsed, and upon such surrender hereof, and the payment of charges, a new registered bond or bonds of this series, of an equal aggregate principal amount, will be issued to the transferee in lieu hereof, as provided in the Trust Indenture.

The terms of the Trust Indenture may be modified as set forth in the Trust Indenture; provided, however, that, among other things, (1) the obligation of the Company to pay the principal of and premium, if any, and interest on all bonds outstanding under the Trust Indenture, as at the time in effect, shall continue unimpaired, (2) no modification shall give any of said bonds any preference over any other of said bonds, and (3) no modification shall authorize the creation of any lien prior to the lien of the Trust Indenture on any of the trust property.

No recourse shall be had for the payment of the principal of and premium, if any, or interest on this Bond, or any part thereof, or for or on account of the consideration herefor, or for any claim based hereon, or otherwise in respect hereof, or of the Trust Indenture, against any past, present or future stockholder, officer or director of the Company or of any predecessor or successor company, whether for amounts unpaid on stock subscriptions, or by virtue of any statue or constitution, or by the enforcement of any assessment or penalty, or because of any representation or inference arising from the capitalization of the Company or of such predecessor or successor company, or otherwise; all such liability being, by the acceptance hereof and as a part of the consideration for the issue hereof, expressly released.

This Bond shall not be valid or obligatory for any purpose until it shall have been authenticated by the execution of the certificate of authentication hereon of The Bank of New York Mellon Trust Company, N.A., as Trustee, or its successor in trust.

IN WITNESS WHEREOF, Southern California Edison Company has caused this Bond to be executed in its name by its President or one of its Vice Presidents and its corporate seal to be hereto affixed and attested by its Secretary or one of its Assistant Secretaries, as of December__, 2021, such execution and attestation to be by manual or facsimile signatures.

SOUTHERN CALIFORNIA EDISON COMPANY
ATTEST: ______________________	By: ___________________________
[Assistant] Secretary	[Vice] President

(Form of Certificate of Authentication for all Series 2021L Bonds)

Trustee’s Certificate

This is to certify that this Bond is one of the Bonds, of the series designated therein, described and referred to in the Trust Indenture within mentioned.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., TRUSTEE

By _________________________________

[Authorized Agent]

(End of Form of Series 2021L Bond)

BE IT FURTHER RESOLVED, that the Series 2021L Bonds need not be issued at the same time and such series may be reopened at any time, without notice to, or the consent of, any then-existing holder or holders of any Series 2021L Bonds, for issuances of additional Series 2021L Bonds in an unlimited principal amount; and any such additional Series 2021L Bonds will have the same interest rate, maturity and other terms as those initially issued, except for payment of interest accruing prior to the original issue date of such additional Series 2021L Bonds and, if applicable, for the first payment date following such original issue date.

BE IT FURTHER RESOLVED, that pursuant to the Trust Indenture, as in effect following due execution and delivery of the One Hundred Forty-Ninth Supplemental Indenture, the President or any Vice President and the Secretary or any Assistant Secretary of this corporation are authorized and directed, for and in the name and on behalf of this corporation and under its corporate seal (which seal may be either impressed, printed, lithographed or engraved thereon), to execute (which execution may be by a facsimile signature) and to deliver the Series 2021L Bonds to The Bank of New York Mellon Trust Company, N.A., as Trustee, for authentication in temporary and/or definitive form, and in such aggregate principal amount up to $550,000,000 as the President or any Vice President and the Secretary or any Assistant Secretary of this corporation shall in their absolute discretion determine.

BE IT FURTHER RESOLVED, that the President or any Vice President and the Secretary or any Assistant Secretary of this corporation are authorized and directed for and in the name and on behalf of this corporation and under its corporate seal, to execute and to deliver to The Bank of New York Mellon Trust Company, N.A., as Trustee, the written order of this corporation for the authentication and delivery of the Series 2021L Bonds pursuant to such sections of Article Two of the Trust Indenture as the officers acting may determine.

BE IT FURTHER RESOLVED, that the Secretary or any Assistant Secretary of this corporation is hereby authorized and directed to deliver to, and file with, The Bank of New York Mellon Trust Company, N.A., as Trustee, a copy of the this certificate of actions taken, certified by the Secretary or any Assistant Secretary of this corporation.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first written above.

/s/ Natalia Woodward
Natalia Woodward
Treasurer
Southern California Edison Company